Exhibit 99.1

COMSovereign Reports First Quarter 2021 Financial Results

$39 Million in New Growth Capital Secured in First Quarter Reinforces Capital Structure and Positions Company to Ramp Production Capacity in Second Quarter of 2021

DALLAS, TX – May 17, 2021 – COMSovereign Holding Corp. (NASDAQ: COMS) ("COMSovereign" or the "Company"), a U.S.-based developer of 4G LTE Advanced and 5G Communication Systems and Solutions, today reported financial results for the first quarter ended March 31, 2021.

•	For the three months ended March 31, 2021, total revenues were $2,086,452 compared to $2,485,204 for the three months ended March 31, 2020. Sales were derived primarily from mobile network backhaul products, outside customer sales from Sovereign Plastics, and the sale of rapid deployable aerostat products and accessories. The decrease was driven primarily from the lack of capital available for parts and manufacturing as the capital from two public offerings completed in January and February was deployed towards the end of the period and did not contribute to revenue in the quarter.
•	Gross profit for the three months ended March 31, 2021 was $1,012,462 representing a gross margin of 49%. This is compared to $1,424,296 and a gross margin of 57% in the three months ended March 31, 2020. Gross margins were the result of product mix including the sale of existing inventory which carried slightly lower margins.
•	For the three months ended March 31, 2021, operating expenses increased to $11,308,616 compared to $7,567,459 for the three months ended March 31, 2020, as expected, due to the expanded size of the business because of acquisitions, increases in professional services including accounting, legal, and marketing and increased staffing levels across the organization which is required to support the expected ramp up of sales. Additionally, for the three months ended March 31, 2021, other expenses were $5,910,275 compared to $882,375 for the three months ended March 31, 2020. This increase was largely due to the extinguishment of debt of $5,348,469 in connection with the exchange of debt for equity.
•	Reflecting the pay-down or elimination of debt, outstanding expenses, cash paid in connection with the purchase of the Company’s manufacturing facility, refurbishment and tooling and approximately $4.0 million cash investments into inventory and pre-paid production required to fulfill pending customer orders, the Company ended the quarter with $10.9 million in cash. Debt at end of the first quarter was approximately $19.0 million, principally consisting of the $6.5 million outstanding mortgage balance on its 140,000-square-foot Tucson facility and approximately $11.1 million in convertible notes related to the purchase of Fastback which are due in 2026.
•	Investors can view the complete 10-Q filing at www.sec.gov or on the Company’s website at https://investors.comsovereign.com/SEC-Filings

“First quarter results are in-line with expectations and reflect our pre-investment level of operations as the growth capital secured in January and February was not deployed into production until late in the quarter. These investments include more than $5.7 million into software, hardware component inventory, and securing increased production capabilities at our contract manufacturers. We believe these investments will not only bring us new revenue centers but will support accelerated production levels and allow us to meet a growing pipeline of product orders from customers. These orders will initially be filled by our contract manufacturing partners and in the near future, from our newly-renovated Tucson manufacturing facility,” said Dan Hodges, Chairman and CEO of COMSovereign Holding Corp.

First Quarter Business Highlights:

•	Furthering its strategic development plan, the Company secured over $39 million in net proceeds from public offerings of equity securities in January and February and completed its uplist to Nasdaq.
•	The Company also expanded its leadership team with the appointments of Marty Wade, a 40-year management, operations, finance, and banking veteran, as its Chief Financial Officer, and Bud Patterson, who brings over 30 years of operational and engineering experience in wireless communications, as its Chief Operating Officer.
•	During the first quarter, the Company expanded its aerial platform business with the acquisition of Sky Sapience, a leading developer of fielded-tethered aerial rotorcraft platforms built around a unique fiber optic communications and power system serving customers in defense, homeland security and commercial markets. The Company has completed its first demonstration flights of the Sky Sapience HoverMast 100 in the United States for select U.S. Government and commercial customers. Most recently, COMSovereign hosted an invitation-only flight demonstration of the HoverMast 100 at its Tucson manufacturing facility for local dignitaries, including law enforcement and officials from the Department of Homeland Security.
•	The Company also acquired RVision, a developer of technologically advanced, environmentally hardened video and communications products and physical security solutions designed for government and private sector commercial industries. RVision’s technology, featuring Ai-driven electro-optical sensors and integrated network communications capabilities, are ideal for global Smart City/Safe City applications. Currently, COMSovereign has systems deployed or under evaluation in SmartCity projects in Florida, Michigan, and Texas.
•	VNC has been refining and optimizing its 4G LTE and 5G radio systems, including initial development of its new 5G upgrade for its next generation FeatherLite™ 2.0 product, preparing for several customer and partner programs, including the recently announced 5G Cooperative Research and Development Agreement (“CRADA”) with the National Institute of Standards and Technology (“NIST”).

Hodges concluded, “The second quarter has started off strong, as activity across the entire organization continues to increase as customers turn to COMSovereign to solve some of their most pressing wireless network connectivity issues. Although there are some headwinds due to factors such as chip shortages, we believe we are well positioned to deliver some of the most advanced and reliable products in the market today, and with our forthcoming Polaris products later this year – continue to set the standard for years to come.”

First Quarter 2021 Results Conference Call
COMSovereign Holding Corp. Chairman and CEO Dan Hodges will host the conference call, followed by a question-and-answer period.

To access the call, please use the following information:

Date:	Monday, May 17, 2021
Time:	4:30 p.m. Eastern time, 1:30 p.m. Pacific time
Toll-free dial-in number:	1-877-300-8521
International dial-in number:	1-412-317-6026
Conference ID:	10156437

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=144924 and via the investor relations section of the Company's website at www.comsovereign.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time through May 24, 2021.

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	10156437

For more information about COMSovereign, please visit www.COMSovereign.com and connect with us on Facebook and Twitter.

About COMSovereign Holding Corp.

COMSovereign Holding Corp. (Nasdaq: COMS) has assembled a portfolio of communications technology companies that enhance connectivity across the entire data transmission spectrum. Through strategic acquisitions and organic research and development efforts, COMSovereign has become a U.S.-based communications provider able to provide 4G LTE Advanced and 5G-NR telecom solutions to network operators and enterprises. For more information about COMSovereign, please visit www.COMSovereign.com.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management's current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as "believe," "expects," "may," "looks to," "will," "should," "plan," "intend," "on condition," "target," "see," "potential," "estimates," "preliminary," or "anticipates" or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Moreover, forward-looking statements in this release include, but are not limited to, the impact of the current COVID-19 pandemic, which may limit access to the Company's facilities, customers, management, support staff, and professional advisors, and to develop and deliver advanced voice and data communications systems, demand for the Company's products and services, the availability of parts and components for the manufacture of products, economic conditions in the U.S. and worldwide, and the Company's ability to recruit and retain management, technical, and sales personnel. Further information relating to factors that may impact the Company's results and forward-looking statements are disclosed in the Company's filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Steve Gersten, Director of Investor Relations
COMSovereign Holding Corp.
813-334-9745
investors@comsovereign.com

External Investor Relations:
Chris Tyson, Executive Vice President
MZ Group - MZ North America
949-491-8235
COMS@mzgroup.us
www.mzgroup.us

and

Media Relations for COMSovereign Holding Corp.:
Michael Glickman
MWGCO, Inc.
917-397-2272
mike@mwgco.net